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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934



                        Date of Report: January 16, 2001



                                  SUNOCO, INC.
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             (Exact name of registrant as specified in its charter)

       Pennsylvania            1-6841                  23-1743282
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       (State or other         (Commission             (IRS employer
        jurisdiction of         file number)            identification
        incorporation)                                  number)

       Ten Penn Center, 1801 Market Street, Philadelphia, PA  19103-1699
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       (Address of principal executive offices)               (Zip Code)

       (215) 977-3000
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       (Registrant's telephone number, including area code)
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Item 2. Acquisition or Disposition of Assets.
        -------------------------------------

     Effective January 1, 2001, Sunoco, Inc. ("Sunoco") purchased all of the outstanding capital stock of Aristech Chemical Company ("Aristech") from Mitsubishi Corporation ("Mitsubishi") pursuant to a Stock Purchase Agreement executed on November 9, 2000. The purchase price was $695 million including approximately $115 million for working capital. Contingent "earn out" payments with a net present value of up to $167 million may also be made if realized margins for polypropylene and phenol exceed certain agreed upon thresholds over the next six years. In connection with the transaction, Sunoco also entered into a Margin Hedge Agreement whereby Mitsubishi has provided polypropylene margin protection in 2001 of up to $6.5 million per quarter. Amounts paid or received pursuant to the earn out provisions of the Stock Purchase Agreement and the Margin Hedge Agreement would be treated as adjustments to the purchase price. Under the terms of the Stock Purchase Agreement, Mitsubishi is responsible during a 25-year indemnification period for up to $100 million of potential environmental liabilities for the business arising out of or related to the period prior to the closing.

     Included in the purchase are five chemical plants located at Neal, WV; Haverhill, OH; Neville Island, PA; and Pasadena and LaPorte, TX and a research center in Pittsburgh, PA. These facilities have the capacity to produce annually
1.5 billion pounds of polypropylene, over 1.6 billion pounds of phenol and related derivatives (including bisphenol-A), and 800 million pounds of plasticizers. The assets acquired by Sunoco will continue to be used for the same purposes they were used prior to the acquisition.

     The purchase of Aristech was funded from a combination of available cash, the issuance of $200 million of commercial paper supported by Sunoco's $500 million revolving credit agreement and the assumption of $150 million of long-term debt from Aristech.

     The acquisition will be accounted for as a purchase in Sunoco's 2001 consolidated financial statements. The results of operations of Aristech will be included in the consolidated statement of income from the date of acquisition. The purchase price will be allocated to the assets acquired and liabilities assumed based on their relative fair market values at the acquisition date.

     The foregoing description of the Aristech acquisition is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, which is being filed as an exhibit to this Form 8-K.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.
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     (a)  Financial Statements of Business Acquired
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          It is impracticable to provide the financial statements of the business acquired at the time of this filing. The required financial statements will be filed by amendment as soon as practicable, but in any event not later than 60 days after the date this Report must be filed.
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     (b)  Pro Forma Financial Information
          -------------------------------
          It is impracticable to provide the pro forma financial information pertaining to the business acquired at the time of this filing. The required pro forma financial information will be filed by amendment as soon as practical, but in any event not later than 60 days after the date this Report must be filed.

     (c)  Exhibits
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          2.1 -- Stock Purchase Agreement Dated as of November 9, 2000 between
                 Sunoco, Inc. as the Purchaser and Mitsubishi Corporation, as the Seller.

          2.2 -- List of Schedules and Exhibits to Stock Purchase Agreement omitted from this filing. Registrant hereby undertakes, pursuant to Regulation S-K Item 601(2) to furnish any such schedules and exhibits to the SEC supplementally upon request.
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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



         SUNOCO, INC.



BY       /s/JOSEPH P. KROTT
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         Joseph P. Krott
         Comptroller
         (Principal Accounting Officer)

DATE January 16, 2001
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                                  EXHIBIT INDEX
                                  -------------

Exhibit
Number                                Exhibit
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  2.1     Stock Purchase Agreement Dated as of November 9, 2000 between Sunoco,
          Inc. as the Purchaser and Mitsubishi Corporation, as the Seller

  2.2 List of Schedules and Exhibits to Stock Purchase Agreement omitted from this filing. Registrant hereby undertakes, pursuant to Regulation S-K Item 601(2) to furnish any such schedules and exhibits to the SEC supplementally upon request.